Filed pursuant to Rule 424(b)(3)
Registration No. 333-287097
PROSPECTUS SUPPLEMENT NO. 6
(To the prospectus dated May 15, 2025)

Up to 54,584,250 American Depositary Shares Representing 54,584,250 Ordinary Shares Offered by Selling Securityholders
This prospectus supplement supplements the prospectus, dated May 15, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-287097). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2026 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the resale from time to time by the selling securityholders identified in the Prospectus, of up to 54,584,250 American Depositary Shares, or ADSs, consisting of (i) 51,318,944 ADSs, representing 51,318,944 of our ordinary shares, with a nominal value of $0.000042 per share, and (ii) up to an aggregate of 3,265,306 ADSs issuable upon the exercise of outstanding warrants to purchase our ADSs, representing 3,265,306 ordinary shares.
The ADSs are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “AUTL.” On January 9, 2026, the closing sale price of the ADSs on Nasdaq was $1.81.
This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.
This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.
You should read this prospectus supplement carefully before you invest in our securities. Investing in our securities involves risks. You should consider carefully the risks that we have described under the caption “Risk Factors” on page 6 of the Prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 and our other filings with the SEC.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.
PROSPECTUS SUPPLEMENT DATED JANUARY 12, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2026

Autolus Therapeutics plc
(Exact name of registrant as specified in its Charter)

England and Wales	001-38547	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Mediaworks
191 Wood Lane
London	W12 7FP
United Kingdom
(Address of principal executive offices)(Zip Code)

(44) 20	3829 6230
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one ordinary share, nominal value $0.000042 per share	AUTL	The Nasdaq Global Select Market
Ordinary shares, nominal value $0.000042 per share*	*	The Nasdaq Stock Market LLC*

*	Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Global Select Market. The American Depositary Shares represent the right to receive ordinary shares and are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6. Accordingly, the American Depositary Shares are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Item 2.02 Results of Operations and Financial Condition.
On January 12, 2026, Autolus Therapeutics plc (the “Company”) issued a press release announcing preliminary unaudited net product revenue from sales of AUCATZYL® (obe-cel) for the fourth quarter and full year of 2025, an update to its cash runway position, guidance on 2026 AUCATZYL net product revenue as well as updates to its pipeline programs and anticipated future milestones. An updated corporate presentation reflecting these announcements will be used at one-on-one meetings with analysts and investors at the J.P. Morgan Health Conference and posted to the Company’s website. The press release and slides from the presentation are being furnished as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.
The information contained in this Item 2.02, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by reference in such a filing.
Item 8.01 Other events
On January 12, 2026, the Company announced preliminary unaudited AUCATZYL net product revenue of approximately $24 million for the fourth quarter of 2025 and approximately $75 million for the full year of 2025. Based on current operating plans, including anticipated AUCATZYL® net revenues, the Company expects that its current and projected cash, cash equivalents and marketable securities will be sufficient to fund the Company’s operations into the fourth quarter of 2027. The Company anticipates full year 2026 AUCATZYL net product revenue of $120 million to $135 million.
The preliminary financial information in this Item 8.01 has not been audited and is subject to change pending completion of the Company’s audited financial statements for the year ended December 31, 2025. It is possible that the Company or its independent registered public accounting firm may identify items that require the Company to make adjustments to the amounts included in this Item 8.01, and such changes could be material. Additional information and disclosures would also be required for a more complete understanding of the Company’s financial position and results of operations as of December 31, 2025.

Forward-Looking Statements
This Current Report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as "may," "will," "could," "expects," "plans," "anticipates," and "believes." These statements include, but are not limited to, statements regarding the Company’s future expectations, plans and prospects, including the anticipated level of fourth quarter 2025 and full year 2025 AUCATZYL net product revenue and guidance on 2026 AUCATZYL net product revenue and gross margin; the Company’s anticipated cash runway; the expected timing of the release of the Company’s fourth quarter and full year 2025 financial results in March 2026; the therapeutic potential and expected clinical benefits of AUCATZYL (obe-cel; obecabtagene autoleucel) for adult patients with r/r B-ALL and obe-cel in additional indications including lupus nephritis and progressive multiple sclerosis; the Company’s ability to generate revenues from AUCATZYL; the Company’s ability to obtain and maintain regulatory approval for obe-cel for adult r/r B-ALL in additional territories and the timing thereof; expectations regarding the commercialization, marketing and manufacturing of AUCATZYL for adult r/r B-ALL, including expanding into additional territories and the related timing of reaching patients in such territories; the development of obe-cel in autoimmune indications and of additional product candidates, including statements regarding the initiation, timing, progress and the results of clinical studies or trials and related preparatory work; the period during which the results of clinical studies or trials will become available; the Company’s plans to expand, develop and enhance its manufacturing activities; and the Company’s pursuit of expanded market access across Europe. Any forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could cause actual results, performance, or events to differ materially from those expressed or implied in such statements. These risks and uncertainties include, but are not limited to, the risks identified in the section titled "Risk Factors" in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 20, 2025 as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. All information in this Current Report is as of the date of this Current Report, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. You should, therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this Current Report.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLUS THERAPEUTICS PLC
Dated: January 12, 2026	By:	/s/Christian Itin, Ph.D.
Name: Christian Itin, Ph.D.
Title: Chief Executive Officer

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